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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported)    February 27, 1997
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                                  Kevco, Inc.
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            (Exact name of registrant as specified in its charter)


            Texas                   000-21621           75-2666013
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(State or other jurisdiction       (Commission        (IRS Employer
      of incorporation)            File Number)     Identification No.)


         1300 S. University Drive, Suite 200, Fort Worth, Texas 76107
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          (Address of principal executive offices)        (Zip Code)


 Registrant's telephone number, including area code       (817) 332-2758
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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     CONSOLIDATED ACQUISITION

     On February 27, 1997, Kevco, Inc., a Texas corporation (the "Company"), through a wholly-owned subsidiary, acquired (the "Consolidated Acquisition") substantially all of the assets, and assumed certain liabilities, of Consolidated Forest Products, L.L.C., an Alabama limited liability company ("Consolidated") pursuant to the terms of that certain Asset Purchase Agreement, dated as of January 31, 1997 by and among Consolidated Forest Products, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, Consolidated and the Members of Consolidated.

     As a result of the Consolidated Acquisition, the Company became the indirect holder (through a subsidiary of the Company) of, with certain limitations, all of the assets and properties, real and personal, tangible and intangible, and certain liabilities of Consolidated. Consolidated was a manufacturer of wood products for the manufactured housing industry and the Company's subsidiary intends to continue the use of the assets it acquired substantially in accordance with their prior use.

     To the best knowledge of the Company, at the time of the Consolidated Acquisition there was no material relationship between (i) Consolidated and the Members on the one hand and (ii) the Company, or any of its affiliates, any director or officer of the Company, or any associate of such director or officer on the other.

     The aggregate consideration paid by the Company as a result of the Consolidated Acquisition was approximately $13 million in cash and two promissory notes in the aggregate original principal amount of approximately $1.0 million, with such aggregate original principal amount subject to potential post-closing downward adjustments. In connection with the Consolidated Acquisition, the Company assumed approximately $4.9 million in debt of Consolidated. The acquisition consideration for the Consolidated Acquisition was determined by arms-length negotiations between the parties to the Asset Purchase Agreement.

     The primary source of funds used in the Consolidated Acquisition was funds extended under the Company's Credit Agreement with NationsBank of Texas, N.A. ("NationsBank").

     BOWEN ACQUISITION

     On February 28, 1997, the Company through a wholly-owned subsidiary acquired (the "Bowen Acquisition") all of the capital stock of Bowen Supply, Inc., a Georgia corporation ("Bowen") pursuant to the terms of that certain Stock Purchase Agreement, dated as of February 20, 1997 by and among Kevco Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, Bowen and the shareholders of Bowen, being Raja Corporation, Robert P. Murray Revocable Trust, Jere W. Goldsmith, Harold P. Bowen, and Fred P. Bowen, II (the "Shareholders").

     As a result of the Bowen Acquisition, the Company became the indirect holder (through a subsidiary of the Company) of all of the assets and properties, real and personal, tangible and

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intangible, and liabilities of Bowen.  Bowen was a wholesale distributor of building products to the manufactured housing and recreational vehicle industries and the Company's subsidiary intends to continue the use of its assets substantially in accordance with prior practice.

     To the best knowledge of the Company, at the time of the Bowen Acquisition there was no material relationship between (i) Bowen and the Shareholders on the one hand and (ii) the Company, or any of its affiliates, any director or officer of the Company, or any associate of such director or officer on the other.

     The aggregate consideration paid by the Company as a result of the Bowen Acquisition was approximately $18 million in cash and three promissory notes in the aggregate original principal amount of $2.5 million, with such aggregate original principal amount subject to potential post-closing downward adjustments. The acquisition consideration for the Bowen Acquisition was determined by arms-length negotiations between the parties to the Stock Purchase Agreement.

     The primary source of funds used in the Bowen Acquisition was funds extended under the Company's Credit Agreement with NationsBank.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

(a) It is impractical for the registrant to file the otherwise required financial statements at this time. Such financial statements will be filed under cover of Form 8-K/A as soon as practicable, but no later than 60 days after the date by which this report on Form 8-K was required to be filed.

(b)  Exhibits.

2.1 Asset Purchase Agreement by and among Consolidated Forest Products, Inc., Consolidated Forest Products, L.L.C. and the members of the Company.(1)

2.2 Stock Purchase Agreement by and among Kevco Delaware, Inc. and the shareholders of Bowen Supply, Inc.(1)

4.1  Articles of Incorporation of Kevco, Inc., as amended.(2)

4.2  Bylaws of Kevco, Inc.(2)

4.3 Form of certificate evidencing ownership of the Common Stock of Kevco, Inc.(2)

23.1 Consent of Coopers & Lybrand, LLP.*

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(1)  Filed herewith.

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(2)  Previously filed as an exhibit to the Company's Registration Statement on
     Form S-1 (No. 333-11173) and incorporated herein by reference.

*    To be filed by amendment

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    Kevco, Inc.



Date:  March 13, 1997               By:/s/ Jerry E. Kimmel
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                                           Jerry E. Kimmel
                                           Chairman of The Board,
                                           President and
                                           Chief Executive Officer

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